Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS OCTOBER SALES; REAFFIRMS THIRD QUARTER EARNINGS OUTLOOK

- Comparable Store Sales Increase 6.9% --

HOUSTON, TX, November 7, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended November 2, 2002 increased 6.9% compared to the prior year four-week period ended November 3, 2001. Total sales increased 8.9% to $61.1 million from $56.1 million in the prior year period.

The Company further reported that its October comparable store sales increase was driven by positive sales performances in its children's, dresses, home & gifts, misses sportswear, outerwear, shoes and young men's departments.

For the third quarter, the Company reported that comparable store sales increased 2.9%, while total sales increased 4.4% to $204.4 million this year from $195.8 million last year.

Commenting on October's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are pleased with our 6.9% comparable store sales increase for the month, which was achieved on top of a strong 11.7% calendar adjusted comparable store sales increase recorded last October. Our October results were aided by the calendar shift of our Columbus Day sales event and generally cooler weather throughout much of our market area as compared to last month. Additionally, sales of clearance merchandise were up year-over-year as we continued to focus on eliminating the remaining balance of our spring and summer goods."

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Stage Stores Reports October Sales;

Reaffirms Third Quarter Earnings Outlook
Page - 2

Mr. Scarborough concluded, "In general, our sales mix during October and throughout the entire third quarter was comprised of a higher percentage of clearance merchandise as compared to last year, which had a negative impact on our merchandise margins. However, we remain comfortable with the high end of our previously provided earnings outlook for the quarter of between $9.3 million and $9.7 million. The high end of the range equates to earnings of $0.48 per diluted share using a diluted share count of 20.3 million shares at an average market price of $21.64 for the quarter."

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
2nd Quarter	6.5	16.6	23.9	207.5	195.5
August	4.5	28.1	8.8	74.5	70.6
September	(1.8)	5.5	9.3	68.8	69.1
October	6.9	11.7	8.4	61.1	56.1
3rd Qtr	2.9	14.6	8.8	204.4	195.8
Year-To-Date	5.5	16.1	16.7	618.6	586.8
 (a)     The 2001 Calendar Adjusted Basis column compares the thirty-nine week period starting on February 4, 2001 to the thirty-nine week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the thirty-nine week period starting on February 4, 2001 to the thirty-nine week period starting on January 30, 2000.

On October 24th, the Company opened two new stores in Houston and one new store each in Katy, Aransas Pass and Mexia, Texas, Bogalusa, Louisiana and Benton, Arkansas. That brought the number of new stores opened during the first three quarters of the fiscal year to 14. The Company reported that it would not open any new stores during the fourth quarter.

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Stage Stores Reports October Sales;

Reaffirms Third Quarter Earnings Outlook
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With respect to the Company's FY 2002 $25.0 million Stock Repurchase Program, the Company reported that it had repurchased 1,006,608 shares through November 6, 2002 at an aggregate purchase price of approximately $21.4 million.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 354 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the third quarter of the 2002 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, in the Company's Quarterly Report on Form 10-Q as filed with the SEC on May 24, 2002 and other factors as may periodically be described in other Company filings with the SEC.

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